Exhibit 10.11

[LOGO:  UUNET]
[MCI WORLDCOM]

June 30, 1999

NetRover Inc.
93, Skyway Avenue, suite 105
Etobicoke, ON M9W 6N6
Tel: (416) 213-8684  Fax: (416) 213-8684

                 Addendum to Virtual Internet Provider Quotation

The UUNET proposal to NetRover includes the following:

1. National access through any of our Canadian dial point of presence including Toronto and GTA. Oshawa, Newmarket, Brampton, Milton, Hamilton, Ottawa, Kitchener, London, Chatham, Windsor, Montreal, Sherbrooke, Trois Rivieres, Chicou[illegible], Quebec City and Orangeville. The local NXX code must be equivalent to Netrover's existing number. UUNET will undertake to apply its best efforts to use Netrover's existing dial-up number.
2.        UUNET's current Service Level Agreement.
3.        NNTT Newsfood Service for Netrover's customers.
4.        Co-location of the RADIUS/Authentication server.
5. UUNET assignment of existing NetRover contracts with Bell Canada and buy back of Ascond Maxes. UUNET will take assignment of existing Netrover contracts on the date of installation ([illegible]) as outlined in Schedule B and clause 2 of the Terms and Conditions, excluding the 2 Sprint TI's in Toronto. The 1 collocation in Windsor and 1 TI in Chatham in the assignment agreement will be cancelled and paid out by Netrover 15 days after Netrover dial customers have been fully migrated onto the UUNET DAN, cancellation of the circuits will not exceed 15 days after the DAN being available. The total penalty, if any for canceling these connections will be equally split between UUNET and Netrover. In Toronto one of the TI circuits with Sprint numbered AKISY___043 or AKISYST059 including total [illegible] will remain [illegible] of Netrover. The remaining TI with Sprint will be cancelled by Netrover and the cancellation penalty if any will be paid by UUNET at a cost not to exceed $25,000 Canadian Dollars.
6. Cable services will be made available within a mutually agreeable amount of time at competitive rates.
7. ADSL services will be made available to Netrover within 60 days time, after the ADSL service "Megabit Modem" is available from Bell Nexxis in specific cities at a price not to exceed the published wholesale Nexxis rates.

8. Monthly meetings for first few months to discuss project migration with technical contact at UUNET.
9. UUNET will make available [illegible] IP numbers to be used by Netrovers customers (or the end users).
10.       There will not be a limit on the maximum number of end users.
11. Netrover will be made available after 60 days, daily statistics of the dial-up shared port pools. If it has been determined that at any given
          (one) day that the pools have reached capacity, UUNET will upgrade it's lines and equipment within a reasonable amount of time, to bring the capacity up to an acceptable industry standard level.
12. Multiple log-ins with the same user ID will be supported and charged as one end user account at $0.50.
13. UUNET will make all local access dial-in locations (POPs) available for you to resell. These locations support up to 56K V00 and most current standards, and 64Kbps ISDN dial up access.

          Monthly pricing is based on a flat rate per End User per month. The duration of this contract is 24 months. Our proposal includes unlimited access online time per customer, per month. The monthly fee is $9.50 including all taxes excluding GST. In order to facilitate ease of billing and administration, monthly charges will be calculated based on the number of end user subscriber accounts at the end of the immediately preceding month. Netrover is responsible for providing an accurate list of subscriber accounts as of the last day of the month within the first seven days of each month. At the end of the contract term Netrover is responsible to pay for all accounts for all periods in which services have been provided. All amounts billed are due to be paid within 30 days. Example: accurate subscriber list of all accounts as of May 31st to be provided by June 7. June 30 invoice for June services is based upon the number of subscribers on the May 31st list. June 30 invoice is due to be paid on or before July 30. If this were the last month of the contract a final bill would be issued in July for subscribers added between June 1 and June 30. UUNET will provide one invoice to the Customer as well as providing FTP access to detailed usage per month of each End User account. An idle-time out of line disconnection will be configured on the RADIUS after no activity on the line for 20 minutes. Also, another disconnection configuration will be added to the RADIUS after 5 continuous hours of online time.

14. In reference to clause 13 of the Terms and Conditions, UUNET will guarantee Netrover's per user amount of $9.50 for 6 months from notification of any price changes charged to UUNET by any of its telecommunications carriers or other service providers. UUNET will provide Netrover documentation to substantiate any pricing increase through out the term of this contract.

          The Customer is responsible for any End User accounting and billing thereafter. FTP locations are for the sole purpose of usage data storage and account files by Customer.

          Customer may not tamper with any uploadable files or directory structures. FTP space is for the exclusive use of the VIP Service and cannot be used for other purposes.

                                                /s/ [illegible]  /s/ [illegible]

          UUNET reserves the right to audit End User accounts to ensure correct reporting and billing usage.

          The first level of customer support to the End User is the responsibility of NetRover. NetRover pre-designated technical contact may contact UUNET for second level support. Second level support for VIP consists of cell handling and logging, configuration guidance/assistance and problem diagnostics.

          [illegible] a RADIUS server for account authorization/verification purposes. UUNET will provide NNTP news service to [illegible]

                                                /s/ [illegible]  /s/ [illegible]

[UUNET]  [MCI WORLDCOM]

June 28th, 1999

NetRover Inc.
93, Skyway Avenue, suite 105
Etobicoke, ON M9W 6N6
Mr. Rob Adams
Tel: (416) 213-8686, ext 229
Fax: (416) 213-8684

                       Virtual Internet Provider Quotation

This quotation is for UUNET's Virtual Internet Provider Service.

Item     Description                           Model No.     Quantity      Term      Per Unit       Per Month
-------------------------------------------------------------------------------------------------------------
1        Setup Charge per Rod User                           10,000                  [illegible]
2        Monthly Charge per Rod User
         Unlimited access                                    10,000           24                    $9.50

                     This quote is valid until June 30, 1999

The "Minimum Service Period" for VIP Services is the number of months listed above under term. Subsequent monthly invoices are referenced in clause 2 of the Terms and Conditions. Payment for all equipment products and peripherals must be made in advance of shipment. Payment terms are not thirty (30) days. All payments must be made payable to UUNET Canada Inc.

I (the Customer) have read and accept the above Virtual Internet Provider Quotation, the attached Addendum to the Virtual Internet Provider Quotation, Terms and Conditions and the Acceptable Use Policy (referred to in section 11 of the attached Terms and Conditions), which, together with this Quotation, constitute the entire "Agreement" between UUNET Canada and NetRover Inc.

UUNET Canada Inc.                               NetRover Inc.

Per: /s/Douglas Higgins                         Per:  /s/Rob Adams
    --------------------------------                ----------------------------
Douglas Higgins                                 Mr. Rob Adams
Telecom Account Executive                       President
MCI WorldCom                                    NetRover Inc.
                                                Date:  June 30, 1999
                                                     ---------------------------

              Please sign and return by facsimile to (416) 862-0711

                                                               /s/ DH  /s/ RA

                              TERMS AND CONDITIONS

All of the services provided by UUNET Canada Inc. ("UUNET Canada") to you ("Customer") under this Agreement are specified in the Quotation form, and are collectively referred to as "Services".

1) SERVICE. UUNET Canada will sell, and Customer will purchase, Services for the Interconnection of Customer's end users with the Internet. UUNET Canada agrees that its Internet access services provided to Customer will be of a quality usual and customary in the industry for similarly situated companies. UUNET Canada agrees to provide Customer with a toll-free number to report problems relating to network integrity. This number is to be used only by Customer and may not be released to Customer's customers. UUNET Canada's relationship under this Agreement is solely with Customer and not with any of Customer's end users. Customer is responsible for all end-user customer support, billing, and collections.

2) TERM. The Minimum Service Period under this Agreement shall be two years from the Service Commencement Date, which shall be defined, for the purposes hereof, as two years from the date of Installation (defined as capable of being `pinged' by UUNET) of the first customer location to be migrated hereunder. The Effective Date of this Agreement shall be June 30, 1999. At least six (6) months prior to the end of the Minimum Service Period, Customer shall indicate to UUNET Canada in writing whether it elects to extend this Agreement for an additional one (1) year term under the same terms and conditions. If Customer elects not to renew upon the same terms, at Customer's option, the parties shall enter into good faith discussions with respect to revised rates, which discussions shall conclude, in any event, no later than three (3) months' prior to the expiration of the Minimum Service Period. In the event the parties cannot conclude new pricing within this period, the agreement shall expire and the parties shall have no further obligation or liability to the other unless otherwise expressly stated herein. For any extension or renewal of this Agreement upon mutual agreement in writing, Customer may terminate this Agreement at any time by giving at least 60 days advance notice in writing for any extension or renewal relevant to section [illegible]. Notwithstanding any other term or condition of this Agreement, UUNET Canada may, by giving at least 60 days advance written notice, terminate this Agreement at any time following any material breach of this Agreement by Customer for which an express termination right is not otherwise provided herein.

3) TERMS AND CONDITIONS. Customer agrees to comply with UUNET Canada's Acceptable Use Policy as referred to in section 11. Customer further agrees to require its end users to comply with the terms and conditions in substance identical to those in the AUP. Customer shall defend, indemnify, and hold harmless UUNET Canada against any claims resulting from Customer's or its customers' use of UUNET Canada's Services.


                                                              /s/ DH  /s/ RA

4)  TERMINATION

(a) For Cause. Either party may terminate this Agreement for cause without penalty in the event that the other party breaches any material term of this Agreement. Prior to such termination, the party intending to terminate shall first give the other party written notice of its intent to terminate which shall clearly describe the material breach giving rise to the event of default hereunder. The other party will have 30 days from the date of receipt of such notice to correct the alleged breach, if capable of correction. If the problem is not corrected within such period, the party intending to terminate may terminate this Agreement on such 30th day. Customer shall cooperate with UUNET Canada in enforcing the Acceptable Use Policy as referred to in section 11. If Customer violates such Acceptable Use Policy, or permits such violation, UUNET Canada shall notify Customer of such violation and if Customer does not remedy such violation within ten days of Customer's receipt of such notice, UUNET Canada may terminate this Agreement without penalty. If any amounts due and owing by Customer remain unpaid 60 days after date of invoice, UUNET Canada may terminate this Agreement immediately upon written notice without penalty or liability.

(b) For Convenience. Customer may terminate this Agreement at any time for convenience upon 90 days' written notice to UUNET Canada. In the event of such termination, Customer will pay UUNET Canada 75% of the applicable monthly minimum amounts for each remaining month of the Minimum Service Period, in addition to paying all amounts due and owing as of such termination, payable on the termination date.

5) CONTENT and SECURITY. UUNET Canada exercises no control whatsoever over the content of the information passing through its host computers, network hubs and points of presence ("UUNET Canada's Network"). UUNET Canada specifically denies any responsibility for the accuracy or quality of information obtained through UUNET Canada's Network or any of its Services. UUNET Canada disclaims any and all warranties, representation and conditions, either express or implied, for the Services, including, but not limited to, the implied warranty of merchantability and fitness for a particular purpose. UUNET Canada will not be responsible for any damage Customer or any other person suffers whether direct or indirect in connection with use of UUNET Canada's Network or any of it's Services. This includes, but is not limited to, loss of connectivity and loss of data resulting from delays, non-deliveries, mis-deliveries, or interruptions of any Services. Use of any information obtained via UUNET Canada's Network is at Customer's own risk.

Although UUNET Canada's security efforts are consistent with industry practice in Canada, complete privacy, confidentially and security is not yet possible over the Internet. Customer agrees that since the Internet is not a fully secure medium for the communication of information, and since privacy and confidentiality therefore cannot be guaranteed, use of UUNET Canada's Network may be accessed by, or disclosed to, other persons. Therefore, Customer agrees that UUNET Canada shall not be responsible or liable for any damage that Customer or any other person may suffer in connection with communication of private, confidential or sensitive information through UUNET Canada's Network.

                                                               /s/ DH  /s/ RA

6) FORECASTS. Customer recognizes UUNET Canada's reliance upon the reasonable accuracy of usage forecasts for network expansion and engineering. During the first week of each calendar month during the term of this Agreement Customer shall provide UUNET Canada with its best forecast of users for the next six months. Customer shall also provide UUNET Canada with any information as to marketing programs which will be helpful in determining expected future loads, particularly any information relevant to expected loads in particular geographical locations.

7) RELATIONSHIP OF PARTIES. No agency, partnership, joint venture or employment is created as a result of this Agreement. Neither party is authorized to bind the other in any respect whatsoever.

8) ASSIGNMENT. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party (such consent not to be unreasonably withheld); [provided, however, that such consent shall not be required where UUNET assigns to an affiliate that controls, is controlled by, or is under common control with, or where UUNET provides customer with prior written notice.

9) PRICING. The prices set forth in the attached subscription form apply to 56 K
(V90) analog dial-up services and 64 Kbps (1b ISDN) digital dial up service and VIP radius server interoperability. For all other services, UUNET Canada's list prices apply unless other prices have been specifically established.

10) BILLING. UUNET Canada will invoice Customer for all applicable charges, as set forth on the attached Quotation of this Agreement. Invoicing for Services is done one month in arrears. All charges will be invoiced to the Customer.

All pricing, invoices and payments shall be in Canadian dollars. Payment is due upon receipt [illegible - an entire line is missing] invoice. If any account remains unpaid 60 days after date of invoice, UUNET Canada may, upon notice to Customer, suspend or terminate any Services or terminate this Agreement. Such interruption does not relieve Customer from the obligation to pay the monthly charge for services which have been provided and for which payment is outstanding. If Customer defaults, Customer agrees to pay UUNET Canada its reasonable expenses, including solicitor and collection agency fees, incurred in enforcing its rights under this Agreement. Accounts in default are subject to an interest charge of 1.5% per month (19.56% per annum).

11) USE OF NETWORK. UUNET Canada Services are for the exclusive use of the Customer and its customers as contemplated by this Agreement and, except as expressly permitted hereunder, neither this Agreement nor any of the Customer's rights or obligations under this Agreement nor any of the Services may be assigned, resold or otherwise provided by Customer to any other person without UUNET Canada's prior written consent, such consent not to be unreasonably withheld.


                                                                /s/ DH  /s/ RA

Use of UUNET Canada's Network is restricted by UUNET Canada's Acceptable Use Policy as amended by UUNET Canada from time to time ("AUP") (http://www.uunetca/aup.html or available from UUNET Canada Customer's request). UUNET Canada reserves the right to amend the AUP from time tot time effective upon posting of the amended AUP at the above URL and notice in writing to Customer. Customer acknowledges that it has read the AUP in effect at the date hereof. UUNET Canada reserves the right to suspend this Agreement until the violation is resolved, for a violation of the AUP effective upon notice to Customer, provided that service may be suspended without notice in response to a court of government demand or if UUNET determines the integrity or normal operation of the network is in imminent risk. Customer agrees to indemnify and hold harmless UUNET Canada from any losses, damages, costs or expenses resulting from any third party claim or allegation ("Claim") arising out of or relating to use of any of the Services, including any Claim which, if true, would constitute a violation of the AUP. Customer agrees that although UUNET Canada has no obligation whatsoever to monitor, review, inspect, screen, audit or otherwise verify content of the information passing through UUNET Canada's Network, UUNET Canada shall have the right to undertake any such reasonable activities concerning compliance with the restrictions under this Section 11 and the AUP. Any access to other networks connected to UUNET Canada's Network must comply with the rules of the UUNET Canada Network.

12) CUSTOMER RESPONSIBILITY. Customer will have sole responsibility for obtaining installing and maintaining all equipment, software and/or communications services necessary for interconnection with UUNET Canada's Network or otherwise for use in conjunction with any of the Services, unless otherwise specifically established on the Quotation. Customer will have sole responsibility for ensuring that such equipment, software and services are [illegible] any modifications to any of the Services by UUNET Canada from time to time.

13) MODIFICATIONS. UUNET Canada may, from time to time, modify late payment charges or any other term or condition of this Agreement affecting the use of the network content or security, excluding agreed-upon fees and charges, provided that it gives the Customer at least 90 days advance written notice, provided however that any price change attributable to a change in price charged to UUNET Canada by any of its telecommunications carriers or other service providers shall be effective immediately upon written notice to Customer. Customer agrees that an insert in or a notice on Customer's UUNET Canada invoice constitutes a sufficient notice to Customer. Customer agrees to pay new third party-related charges and abide by the new terms and conditions described in such notice, or alternatively, Customer may terminate this Agreement upon giving written notice to UUNET Canada prior to the expiration of the 90 day period referred to above.

14) GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario, and the federal laws of Canada applicable in such province.


                                                               /s/ DH  /s/ RA

15) WAIVER. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver of such right or remedy; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy granted under this Agreement or by laws.

16) SEVERABILITY. If any term of this Agreement, or the application of such term to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such term to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

17) ENTIRE AGREEMENT; AMENDMENT. This Agreement (including the attached Schedule B (assignment), the AUP, and, where applicable, UUNET Canada's SLA and Addendum) constitute the entire understanding and agreement between the parties and supersede any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by the parties.

18) LANGUAGE. Le Revendeur et UUNET Canada ent demande expressement que la presente entente et tous les documents, annexes at avis connexes sotent rediges en anglais. The Customer and UUNET Canada have expressly requested that the Agreement and all documents, appendices and notices be drafted in the English language.

AGREED AND ACCEPTED BY CUSTOMER:

UUNET Canada Inc.                                  Netrover Inc.


Per:     /s/ [illegible]                           Per:  /s/ Robert Adams
    ------------------------------------               ------------------


Account Executive

Authorizing Signing Authority                      Authorizing Signing Authority


Date:                                              Date:     June 30, 1999
     -----------------------------------                  ----------------

                                   Schedule B

                                 Telco Contracts

                                   [illegible]